Arthur Andersen

                                                                  EXHIBIT 15(a)

May 9, 2000


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

Ladies and Gentlemen:

We are aware that Alabama Power Company has incorporated by reference in Registration Statement 333-67453 its Form 10-Q for the quarter ended March 31, 2000 which includes our report on Alabama Power Company dated May 9, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/  Arthur Andersen LLP